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                                 EXHIBIT (j)(1)

   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" and "Independent Registered Public Accounting Firm" in each of the Class A and Class I Prospectuses, and "Custodian and Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 26 to the Registration Statement (Form N-1A, No. 33-7788) of VLC Trust.

We also consent to the incorporation by reference into the Statement of Additional Information of our report dated December 8, 2006 on the financial statements included in the Annual Report of the Ocean State Tax-Exempt Fund (a series of VLC Trust) for the year ended October 31, 2006.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 22, 2007